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                                                                     Exhibit 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            QUINTANA MARITIME LIMITED

                UNDER SECTION 93 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Paul J. Cornell, Chief Financial Officer of Quintana Maritime Limited (the "Corporation"), a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of the Corporation pursuant to Section 93 of the Business Corporations Act, hereby certifies that:

1. The name of the Corporation is: QUINTANA MARITIME LIMITED.

2. The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations as of the 13th day of January, 2005.

3. These Amended and Restated Articles of Incorporation amend and restate and integrate the Articles of Incorporation of the Corporation.

4. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:

     A. The name of the Corporation shall be:

                            QUINTANA MARITIME LIMITED

     B. Purpose: The purpose of the Corporation is to engage in any lawful act or activity which corporations now or hereafter organized under the Marshall Islands Business Corporations Act (the "BCA") may engage.

     C. Registered Address: The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

     D. Authorized Capital Stock: The aggregate number of shares of stock that the Corporation shall have authority to issue is one hundred ten million (110,000,000), consisting of common stock and preferred stock.

          (i) Number of Shares of Common Stock. The aggregate number of shares of common stock that the Corporation is authorized to issue is one hundred million (100,000,000) registered shares with a par value of United States one cent (U.S. $.01) per share (the "Common Stock").

          (ii) Number of Shares of Preferred Stock. The aggregate number of shares of preferred stock that the Corporation is authorized to issue is ten million (10,000,000)

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     registered shares with a par value of United States one cent (U.S. $.01)
     per share (the "Preferred Stock").

     E. Classes and Characteristics of the Shares.

          (i) Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of such series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding). In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status of undesignated shares of Preferred Stock.

          (ii) Common Stock. The following is a statement of the preferences, limitations and relative rights of the Common Stock of the Corporation:

               (a) Except as otherwise provided by law, the provisions of these Articles of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of the Common Stock; provided, however, that with respect to any proposed amendment of these Articles of Incorporation (including any statement setting forth a copy of a resolution of the Board of Directors relating to the issuance of any series of Preferred Stock executed, acknowledged, and filed in accordance with section 5 of the BCA) which would alter or change the powers, preferences or special rights of any series of Preferred Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the series affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock as herein provided. Any increase or decrease (but not below the number of shares then outstanding) in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock shall be deemed not to affect adversely the powers, preferences or special rights of the shares of Preferred Stock.

               (b) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this Section E(ii)(b), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock,

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     securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations or other Persons (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary. For purposes hereof "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, or other legal entity.

               (c) Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. Common stockholders of the Corporation shall not have preemptive rights.

               (d) Except as otherwise required by law, holders of any series of Preferred Stock, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by these Articles of Incorporation (including any statement setting forth a copy of a resolution of the Board of Directors relating to the issuance of such series executed, acknowledged, and filed in accordance with section 5 of the BCA).

               (e) Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

          (iii) Record Holders. The Corporation shall be entitled to treat the Person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other Person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

     F. Corporate Power: The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have, including the right to amend, rescind or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     G. Election of Directors: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

     H. Indemnification and Limitation of Director Liability:

          (i) Indemnification. The Corporation shall indemnify and hold harmless its directors and officers, and persons serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust

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     or other enterprise (collectively, another "Enterprise"), where such person is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director or officer of the Corporation or serving as a director, officer, employee, trustee or agent of another Enterprise at the request of the Corporation, in each case to the fullest extent permitted under the BCA as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

          (ii) Limitation of Director Liability. To the fullest extent permitted by the BCA as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          (iii) Amendments. If the BCA is amended after the date of the filing of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the BCA, as so amended from time to time. No repeal or modification of this Section H by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Section H at the time of such repeal or modification.

     I. Certain Fiduciary Duties:

          (i) Certain Acknowledgments. In recognition and anticipation of the facts that (i) the directors, officers and/or employees of First Reserve, of AMCI, of Quintana, and of their respective Affiliates may serve as directors and/or officers of the Corporation, (ii) First Reserve, AMCI, Quintana and their Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and Affiliated Companies thereof may engage in material business transactions with First Reserve, AMCI, Quintana and their respective Affiliates and that the Corporation is expected to benefit therefrom, the provisions of this Section I are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve First Reserve, AMCI, Quintana, their Affiliates, their and their Affiliates' officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

          (ii) Competition and Corporate Opportunities. None of First Reserve, AMCI, Quintana or any of their respective Affiliates (collectively, the "Interested Parties") shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies. Except with respect to an Express Opportunity, as defined in Section I(iii)

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     below, the Corporation renounces any interest or expectancy of the
     Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both an Interested Party and the Corporation or any of its Affiliated Companies, and therefore such Interested Party shall have no duty to communicate or offer such corporate opportunity to the Corporation or any of its Affiliated Companies and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that such Interested Party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

          (iii) Allocation of Corporate Opportunities. Except as provided elsewhere in this Section I(iii), the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation or any of its Affiliated Companies, on the one hand, and any Interested Party, on the other hand, about which a director or officer of the Corporation who is also a director or officer of First Reserve, AMCI, Quintana or any of their respective Affiliates acquires knowledge. Notwithstanding the immediately preceding sentence, the Corporation does not renounce any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Corporation or any of its Affiliated Companies, on the one hand, and any Interested Party, on the other hand, and about which a director or officer of the Corporation who is also a director or officer of First Reserve, AMCI, Quintana or any of their respective Affiliates acquires knowledge, if such opportunity is expressly offered to such person in writing solely in, and as a direct result of, his or her capacity as a director or officer of the Corporation (an "Express Opportunity"). Any director or officer of the Corporation that fails to offer an opportunity to the Corporation in accordance with this Section I(iii) shall not have committed thereby any breach of fiduciary duty of such director or officer to the Corporation and its stockholders.

          (iv) Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Section I, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that the Corporation is not permitted to undertake under the terms of Section I or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation's business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

          (v) Certain Definitions. For purposes of this Section I:

          "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For

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     purposes of the foregoing definition, the term "controls," "is controlled by," or "is under common control with" means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliated Company" in respect of the Corporation shall mean any company controlled by the Corporation.

          "AMCI" means AMCI Acquisition II, LLC.

          "AMCI Affiliates" shall mean the present and future Affiliates of AMCI.

          "First Reserve" means FR X Offshore, L.P., First Reserve Corporation, each investment fund managed or advised, directly or indirectly, by First Reserve Corporation (including funds formed after the date hereof), and any subsidiaries, Affiliates, or direct or indirect general partners of any of the foregoing entities, including without limitation FR X Offshore GP, L.P.; FR X Offshore GP Limited; First Reserve Fund X, L.P.; First Reserve GP X, L.P.; and First Reserve GP X, Inc.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Quintana" shall mean Quintana Maritime Partners, L.P.

          "Quintana Affiliates" shall mean the present and future Affiliates of Quintana.

          (vi) Termination. The provisions of this Section I shall have no further force or effect (a) for First Reserve at such time as First Reserve shall first cease to be the beneficial owner, directly or indirectly, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; (b) for AMCI, at such time AMCI and the AMCI Affiliates shall first cease to be the beneficial owner, directly or indirectly, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; and (c) for Quintana, at such time Quintana and the Quintana Affiliates shall first cease to be the beneficial owner, directly or indirectly, in the aggregate, of Common Stock representing five percent (5%) or more of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock; provided, however, that any such termination shall not terminate the effect of such provisions with respect to (i) any agreement between the Corporation or an Affiliated Company thereof and any Interested Party that was entered into before such time or any transaction entered into in the performance of such agreement, whether entered into before or after such time, or (ii) any transaction or agreement entered into between the Corporation or an Affiliated Company thereof and any interested Party.

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          (vii) Amendment of this Section. Notwithstanding anything to the contrary elsewhere contained in the Corporation's Articles of Incorporation, the affirmative vote of the holders of at least ninety percent (90%) of the combined voting power of all shares of Common Stock then outstanding, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this
     Section I.

          (viii) Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice and to have consented to the provisions of this Section I.

          (ix) Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Section I shall not affect the other provisions or parts hereof, and this Section I shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     J. Power of the Board of Directors and Shareholders Regarding Bylaws: In furtherance and not in limitation of the powers conferred by statute, the board of directors and shareholders of the Corporation shall have the authority to adopt, amend, rescind or repeal the bylaws of the Corporation in any manner not inconsistent with the laws of the Marshall Islands.

     K. Corporate Existence: Corporate existence began upon filing these Articles of Incorporation with the Registrar of Corporations.

5. Prior to the date hereof the Company has not issued any bearer shares. Pursuant to these Amended and Restated Articles of Incorporation the aggregate number of shares which the Corporation shall have authority to issue is increased from five hundred (500) registered and/or bearer shares of no par value to one hundred million (100,000,000) registered shares of common stock of the par value of United States one cent (U.S. $.01) per share and ten million (10,000,000) registered preferred shares of the par value of United States one cent (U.S. $.01) per share. Each of the five hundred (500) registered shares of common stock without par value presently issued and outstanding shall be changed to one (1) share of common stock of the par value of United States one cent (U.S. $.01) per share.

6. These Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 93 of the Business Corporations Act. These Amended and Restated Articles of Incorporation were duly authorized by written consent of the Board of Directors and the sole Shareholder of the Corporation.

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     IN WITNESS WHEREOF, I have executed these Amended and Restated Articles of
Incorporation on this 29th day of June, 2005.


                                              QUINTANA MARITIME LIMITED



                                              By: /s/ Paul J. Cornell
                                                 -------------------------------
                                                 Name:  Paul J. Cornell
                                                 Title:  Chief Financial Officer